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FORM 4                                        U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
                                                       WASHINGTON, D.C. 20549                          OMB NUMBER          3235-0287
                                                                                                       EXPIRES:   SEPTEMBER 30, 1998
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               ESTIMATED AVERAGE BURDEN
    subject to Section 16. Form 4                                                                      HOURS PER RESPONSE    ....0.5
    or Form 5 obligations may
    continue. SEE Instruction 1(b).

                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1934 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
                                                                                          (Check all applicable)
   Baker         Dale           S.                    Aviation Sales Company
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   (Last)        (First)        (Middle)  3. IRS or Social Security  4. Statement for      [X] Director      [ ] 10% Owner
                                             Number of Reporting        Month/Year         [X] Officer (give [ ] Other (specify
                                             Person (Voluntary)                                                         below)

   6905 N.W. 25th Street                                             February 2000
                                                                                          CHAIRMAN OF THE BOARD, PRESIDENT AND CEO
----------------------------------------                             ----------------  ---------------------------------------------
                 (Street)                                            5. If Amendment,  7. Individual of Joint/Group Filing
                                                                        Date of           (Check applicable line)
                                                                        Original
                                                                        (Month/Year)      [X] Form filed by One Reporting Person
   Miami         FL             33122                                                     [ ] Form filed by More than One Reporting
                                                                                              Person
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  (City)         (State)        (Zip)         TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                      2. Trans-    3. Trans-     4. Securities     5. Amount of      6. Owner-      7. Nature
   (Instr. 3)                                action       action        Acquired (A)      Securities        ship           of In-
                                             Date         Code          or Disposed       Beneficially      Form:          direct
                                             (Month/      (Instr. 8)    of (D)(Instr.     Owned at End      Direct         Bene-
                                             Day/                       3, 4 and 5)       of Month          (D) or         ficial
                                             Year)                                        (Instr. 3         Indirect       Owner-
                                                                                          and 4)            (I)            ship
                                                        ------------------------------                      (Instr. 4)     (Inst. 4)
                                                        Code  V  Amount (A)or(D) Price
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Common Stock, par value $.001 per share      2/22/00     S    -  150,000    D    $8.00     185,000           D              --
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             Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.      (Over)
                                                      (Print or Type Responses)                                      SEC 1474 (8-92)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of   2.Conver-  3.Trans-  4.Transac-   5.Number      6.Date Exer-    7.Title and  8.Price  9.Number    10.Owner-  11.Na-
  Derivative   sion or    action    tion Code    of Deriv-     cisable         Amount of    of       of Deriv-    ship       ture
  Security     Exercise   Date      (Instr. 8)   ative         and Expiration  Underlying   Deriv-   ative        Form       of In-
  (Instr. 3)   Price of   (Month/                Securities    Date            Securities   ative    Securities   of De-     direct
               Deriv-     Day/                   Acquired (A)  (Month/Day/     (Instr. 3    Secur-   Benefi-      rivative   Bene-
               ative      Year)                  or Disposed   Year)           and 4)       ity      cially       Secu-      ficial
               Security                          of (D)                                     (Instr.  Owned        rity;      Own-
                                                 (Instr. 3, 4                               5)       at End of    Direct     ership
                                                 and 5)                                              Month        (D) or     (Instr.
                                  --------------------------------------------------------           (Instr. 4)   Indi-      4)
                                                            Date     Expira-        Amount                        rect (l)
                                  Code  V      (A)  (D)     Exer-    tion    Title  or                            Instr.
                                                            cisable  Date           Number                        4)
                                                                                    of
                                                                                    Shares
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /S/ DALE S. BAKER                          3/10/00
                                                                                  -------------------------------            -------
                                                                                  **Signature of Reporting Person              Date
                                                                                    Dale S. Baker
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 5 for procedure.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (8-92)
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